Exhibit 99.1

news release

CONTACT

Yana Friedman

(212) 282 – 5320

AVON REPORTS FOURTH-QUARTER AND FULL-YEAR 2009 RESULTS

Fourth-Quarter Revenue Up 13% to $3.2 Billion,

Up 8% on Local-Currency Basis

Fourth-Quarter Active Representatives Up 11%;

Beauty Sales Up 15% (Up 9% in Local Currency); Beauty Units Up 5%

Fourth-Quarter Earnings Per Share Up 15% to $0.62,

Including $0.06 for Restructuring Costs

Company Expects At Least Mid-Single Digit Local-Currency Revenue Growth

And Improving Operating Margin in 2010

NEW YORK, N.Y., February 4, 2010 — Avon Products, Inc. (NYSE:AVP) today reported that fourth-quarter 2009 total revenue of $3.2 billion was 13% higher than that of fourth-quarter 2008, or 8% higher on a local-currency basis. Active Representatives grew 11% with growth in all regions. Beauty sales in the fourth-quarter 2009 grew 15% driven by gains in fragrance, color cosmetics, and personal care of 11%, 27%, and 19%, respectively. On a local-currency basis, Beauty sales grew 9%, as fragrance, color

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cosmetics, and personal care sales grew 7%, 19%, and 13%, respectively. Units sold increased 4% in the quarter, and beauty units were up 5% versus a year ago.

Commenting on the company’s revenue growth, Andrea Jung, Avon’s Chairman and Chief Executive Officer, said, “We are very pleased with Avon’s performance in the fourth quarter. Against the backdrop of the global economic crisis, our growth strategy to leverage our smart-value product offering and Representative earnings opportunity paid off to deliver robust Active Representative growth and beauty market share gains in the quarter. We are especially pleased that revenue growth was broad-based across our geographic portfolio. Our Western Europe and Central and Eastern Europe regions, when combined, represent 30% of fourth-quarter revenue and together grew more than 15% (17% in local currency), while Latin America delivered another quarter of double-digit growth.”

Fourth-quarter 2009 gross margin of 62.7% was 30 basis points higher than that of the prior-year quarter. Strong manufacturing productivity gains, which include benefits from the company’s Strategic Sourcing Initiative and strategic price increases, helped offset an estimated 140 basis points of unfavorable transaction-exchange impact on the fourth-quarter 2009 gross margin.

Selling, general and administrative expenses in the quarter rose as a percent of revenue by 70 basis points versus 2008’s fourth quarter. This was due primarily to higher year-over-year costs to implement restructuring initiatives.

Advertising for the quarter was $109 million, up $9 million from the year-ago quarter, reflecting continued support for the company’s innovation pipeline. Avon invested an incremental $24 million in Sales Leadership and incentives to further improve its Representative Value Proposition (RVP).

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In the fourth quarter, costs associated with the company’s 2005 and 2009 restructuring programs were $34 million pretax, or $.06 per share. This compared with costs of $7 million, or $.01 per share, related to the company’s 2005 restructuring program in the prior-year period.

Avon reaffirmed that its 2005 and 2009 restructuring programs, as well as its Product Line Simplification Program (PLS) and Strategic Sourcing Initiative (SSI), are on track and showing results. In 2010, the company is expecting to achieve $350 million and $75 million in annual savings from initiatives associated with the 2005 and the 2009 restructuring programs, respectively. In addition, beginning in 2010, Avon expects to achieve annual benefits in excess of $200 million from its PLS program and in excess of $250 million from SSI.

Fourth-quarter 2009 operating profit was $408 million compared with $372 million in the prior-year quarter. The company’s fourth-quarter 2009 operating margin was 12.8%, compared with 13.3% in the fourth quarter of 2008. Costs to implement restructuring initiatives lowered 2009’s operating margin by 110 basis points and lowered 2008’s operating margin by 20 basis points. Additionally, unfavorable foreign exchange lowered operating margin by an estimated 90 basis points (approximately 160 of that from unfavorable foreign-exchange transaction offset by approximately 70 from favorable foreign-exchange translation) year over year.

The effective tax rate in the fourth-quarter 2009 was 30.8% compared with 2008’s rate of 32.3%. The decrease in the effective tax rate resulted primarily from one-time adjustments associated with tax refunds and changes in statutory tax rates.

Net income in the fourth-quarter 2009 was $269 million, or $0.62 per share, compared with $232 million, or $0.54 per share, in the year-ago quarter.

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At year end, Avon’s total debt had decreased by $42 million to $2.4 billion compared to year-end 2008, and cash had increased by $207 million to $1.3 billion, resulting in a reduction in our net debt (total debt less cash) of $249 million. Despite the challenging environment in 2009, net cash provided by operating activities was $782 million for the full year, compared with $748 million of cash provided by operating activities in the same period of 2008. Capital expenditures of $297 million in 2009 were at the lower range of the company’s expectation of $300 - $325 million and well below the $381 million of capital expenditures the company incurred in 2008.

Regional Results

In Latin America, fourth-quarter 2009 revenue grew 29% (up 14% on a local-currency basis) compared to the fourth-quarter 2008, driven by local-currency sales growth of 12% in Brazil, 32% in Venezuela and 19% in Colombia. On a reported basis, revenue in these markets increased by 46%, 32%, and 38%, respectively. In Mexico, fourth-quarter local-currency sales decreased 2% (down 3% on a reported basis) as the difficult economic climate pressured results following local-currency revenue increases in each of the first three quarters of 2009. The region’s Active Representatives grew 10% and units sold increased by 3%. Latin America’s operating profit increased 33%, (up 12% in local currency) primarily due to higher sales. Fourth-quarter operating margin was 19%.

Fourth-quarter revenue in North America declined 7% (down 9% on a local-currency basis). Active Representatives increased 3% versus the prior-year quarter. Units sold were 7% lower versus the prior year. The region’s revenue continued to be

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pressured by lower consumer spending and nearly double-digit declines in non-Beauty sales (Fashion and Home categories). Operating profit decreased 14% (down 18% in local currency) versus the 2008 quarter, primarily due to lower revenue. The region’s operating margin was 6%.

In Central and Eastern Europe, fourth-quarter 2009 revenue grew 12% (up 20% on a local-currency basis) compared with the fourth-quarter 2008, driven primarily by local-currency increases of 29% in Russia. On a reported basis, revenues in this market increased by 18%. For the region, fourth-quarter Active Representatives grew 15% and units sold increased 11%. The region’s operating profit increased by 28% (up 34% in local currency) as leverage from higher sales offset unfavorable foreign-currency transaction exchange in the region. Operating margin was 24%.

In Western Europe, Middle East & Africa, fourth-quarter 2009 revenue grew 20% (up 12% in local currency) compared to the prior-year quarter, driven largely by local-currency sales growth of 39% in Turkey (up 43% on a reported basis). Revenue in the United Kingdom declined 3% in local currency, but was roughly flat on a reported basis compared to the prior-year quarter. The region’s Active Representatives grew 17% and units sold increased 19% in the fourth-quarter 2009. Operating profit increased by 29% (up 13% in local currency), due to strong sales growth and expense controls. The region’s operating margin was 12%.

In Asia Pacific, fourth-quarter revenue grew 13% (up 4% in local currency) compared to the prior-year quarter, driven by local-currency sales growth of 17% in the Philippines (20% on a reported basis), which more than offset double-digit local-currency declines in Japan. The region’s Active Representatives grew 4% and units sold increased 7%. Fourth-quarter 2009 operating profit declined 12% (down 26% in

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local currency) due primarily to costs to implement restructuring initiatives. Operating margin in the quarter was 10%.

Fourth-quarter 2009 revenue in China declined 8% versus the fourth-quarter 2008 with no impact from foreign exchange. Active Representatives rose 31% and revenue from Direct Sales increased 19% in the quarter. Revenue from Beauty Boutiques declined 66% in the quarter, reflecting the continued complex evolution towards direct selling in this hybrid business model unique to this market. Units sold decreased 1% versus the year-ago quarter. China had an operating loss of $3 million in the fourth quarter of 2009 versus an operating profit of $19 million in the fourth quarter of 2008 primarily due to higher investment in advertising and RVP.

Details of Full-Year 2009 Results

Full-year 2009 total revenue of $10.4 billion was 3% lower than that of 2008, but up 6% on a local-currency basis as foreign exchange pressured growth by 9 percentage points. Total beauty sales were down 3% but up 7% on a local-currency basis. Active Representatives grew 9% with growth in all regions. Units sold increased by 3% and Beauty units increased by 4% versus a year ago. Full-year advertising expense decreased by $38 million to $353 million as the company benefited from improved productivity and general softness in media prices while maintaining its advertising presence at a level similar to a year ago. Avon also invested an incremental $56 million for full-year 2009 to further improve its RVP. Costs associated with the company’s 2005 and 2009 restructuring programs totaled $171 million pretax, or $0.32 per share. This

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compared with costs of $61 million pretax, or $0.09 per share, related to the company’s 2005 restructuring program in the prior-year period. Full-year net income was $626 million, or $1.45 per share, compared with $875 million, or $2.03 per share last year.

Andrea Jung, Chairman and Chief Executive Officer, commented, “As we reflect on 2009, we believe that the growing momentum and strong finish to a very challenging year underscore the benefits of our advantaged business model and our proven ability to execute our turnaround strategies. Given this momentum, we enter 2010 with renewed confidence and a continuing committed focus on delivering long-term sustainable, profitable growth. In line with this, in 2010 we expect to realize further benefits and savings from our Product Line Simplification, Strategic Sourcing and restructuring initiatives, which give additional flexibility to further fuel reinvestment in top-line growth and continued product innovation.

“Overall, despite continuing economic uncertainties around the world and currency devaluation in Venezuela, our strong business fundamentals and momentum should continue,” Ms. Jung added. “This bodes well for another year of at least mid-single digit local-currency revenue growth and operating margin improving on the way to reaching mid-teens levels by 2013.”

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 52293686). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.

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Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through 6.2 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com

Non-GAAP Financial Measure

To supplement our financial results presented in accordance with US GAAP, we disclose operating results that have been adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as “Local Currency,” “Constant $,” or “C$” growth. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes in the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, Internet platform and technology strategies, cash flow from operations and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

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•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand such economic downturn, recession or conditions;

•

the effect of political, legal, tax and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets, such as Brazil;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, and the potential effect of such factors on our business, results of operations and financial condition;

•

our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct-selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any consequences of internal investigations and compliance reviews that we conduct from time to time, including the ongoing investigation of our China operations and the review of our practices relating to the Foreign Corrupt Practices Act and related U.S. and foreign laws in additional countries, as well as any business disruption resulting from such investigations, reviews or related measures we may implement from time to time;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

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•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended December 31		Percent Change	Twelve months ended December 31		Percent Change
	2009	2008		2009	2008

Net sales	$3,154.3	$2,781.3	13%	$10,284.7	$10,588.9	-3%
Other revenue	27.1	26.3		98.1	101.2

Total revenue	3,181.4	2,807.6	13%	10,382.8	10,690.1	-3%

Cost of sales	1,188.0	1,057.0		3,888.3	3,949.1
Selling, general and administrative expenses	1,585.0	1,378.5		5,476.3	5,401.7

Operating profit	408.4	372.1	10%	1,018.2	1,339.3	-24%

Interest expense	26.0	23.6		104.8	100.4
Interest income	(5.0)	(9.2)		(20.2)	(37.1)
Other (income) expense, net	(0.8)	21.6		7.1	37.7

Total other expenses	20.2	36.0		91.7	101.0

Income before taxes	388.2	336.1	16%	926.5	1,238.3	-25%
Income taxes	(119.7)	(108.4)		(298.3)	(362.7)

Net income	268.5	227.7		628.2	875.6
Net income attributable to noncontrolling interest	0.9	4.7		(2.4)	(0.3)

Net income attributable to Avon	$269.4	$232.4	16%	$625.8	$875.3	-29%

Earnings per share:
Basic	$.63	$.54	17%	$1.45	$2.04	-29%

Diluted	$.62	$.54	15%	$1.45	$2.03	-29%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	December 31 2009	December 31 2008

Assets
Current Assets
Cash and cash equivalents	$1,311.6	$1,104.7
Accounts receivable, net	779.7	687.8
Inventories	1,067.5	1,007.9
Prepaid expenses and other	1,030.5	756.5

Total current assets	4,189.3	3,556.9

Property, plant and equipment, at cost	2,699.3	2,439.9
Less accumulated depreciation	(1,169.7)	(1,096.0)

	1,529.6	1,343.9

Other assets	1,113.8	1,173.2

Total assets	$6,832.7	$6,074.0

Liabilities and Shareholders' Equity
Current Liabilities
Debt maturing within one year	$138.1	$1,031.4
Accounts payable	754.7	724.3
Accrued compensation	291.0	234.4
Other accrued liabilities	697.1	581.9
Sales and taxes other than income	259.2	212.2
Income taxes	134.7	128.0

Total current liabilities	2,274.8	2,912.2

Long-term debt	2,307.8	1,456.2
Employee benefit plans	588.9	665.4
Long-term income taxes	173.8	168.9
Other liabilities	174.8	159.0

Total liabilities	$5,520.1	$5,361.7

Shareholders' Equity
Common stock	$186.1	$185.6
Additional paid-in-capital	1,941.0	1,874.1
Retained earnings	4,383.9	4,118.9
Accumulated other comprehensive loss	(692.6)	(965.9)
Treasury stock, at cost	(4,545.8)	(4,537.8)

Total Avon shareholders' equity	1,272.6	674.9

Noncontrolling Interest	40.0	37.4

Total shareholders' equity	$1,312.6	$712.3

Total liabilities and shareholders' equity	$6,832.7	$6,074.0

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Twelve Months Ended December 31
	2009	2008

Cash Flows from Operating Activities
Net income	$628.2	$875.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	133.0	141.9
Amortization	47.7	45.3
Provision for doubtful accounts	221.7	195.5
Provision for obsolescence	122.9	80.8
Share-based compensation	54.9	54.8
Foreign exchange (gains) losses	(1.4)	18.7
Deferred income taxes	(162.7)	(62.4)
Other	68.3	48.0

Changes in assets and liabilities:
Accounts receivable	(261.0)	(174.6)
Inventories	(125.5)	(174.3)
Prepaid expenses and other	(72.9)	(153.3)
Accounts payable and accrued liabilities	126.2	(148.9)
Income and other taxes	16.0	47.5
Noncurrent assets and liabilities	(13.4)	(46.5)

Net cash provided by operating activities	782.0	748.1

Cash Flows from Investing Activities
Capital expenditures	(296.9)	(380.5)
Disposal of assets	11.2	13.4
Purchases of investments	(0.9)	(77.7)
Proceeds from sale of investments	61.9	41.4
Other investing activities	5.8	—

Net cash used by investing activities	(218.9)	(403.4)

Cash Flows from Financing Activities
Cash dividends	(364.8)	(347.7)
Debt, net (maturities of three months or less)	(508.1)	(216.9)
Proceeds from debt	957.7	572.6
Repayment of debt	(450.4)	(73.9)
Proceeds from exercise of stock options	13.1	81.4
Excess tax benefit realized from share-based compensation	(0.7)	15.1
Repurchase of common stock	(8.6)	(172.1)

Net cash used by financing activities	(361.8)	(141.5)

Effect of exchange rate changes on cash and equivalents	5.6	(61.9)
Net increase in cash and equivalents	206.9	141.3
Cash and equivalents at beginning of year	$1,104.7	$963.4
Cash and equivalents at end of year	$1,311.6	$1,104.7

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 12/31/09

REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 4Q08		% var. vs 4Q08	% var. vs 4Q08		2009 percent	% var. vs 4Q08	% var. vs 4Q08
Latin America	$1,218.2	29%	14%	$233.5	33%	19.2%	3%	10%
North America	631.2	-7	-9	38.7	-14	6.1	-7	3
Central & Eastern Europe	540.1	12	20	130.5	28	24.2	11	15
Western Europe, Middle East & Africa (2)	436.6	20	12	53.4	29	12.2	19	17
Asia Pacific	254.6	13	4	24.3	-12	9.5	7	4
China	100.7	-8	-8	(3.0)	*	-3.0	-1	31
Total from operations	3,181.4	13	8	477.4	16	15.0	4	11
Global and other	—	—	—	(69.0)	-79	—	—	—
Total	$3,181.4	13%	8%	$408.4	10%	12.8%	4%	11%

CATEGORY SALES (US$)
	Consolidated
	% var. vs 4Q08
Beauty (color cosmetics/fragrances/skin care/personal care)	$2,244.9	15%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)	524.9	7
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition)	384.5	15

Net sales	$3,154.3	13%
Other revenue	27.1	3

Total revenue	$3,181.4	13%

TWELVE MONTHS ENDED 12/31/09

REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs FY08		% var. vs FY08	% var. vs FY08		2009 percent	% var. vs FY08	% var. vs FY08
Latin America	$4,103.2	6%	16%	$647.9	-6%	15.8%	6%	10%
North America (1)	2,262.7	-9	-9	110.4	-48	4.9	-7	3
Central & Eastern Europe	1,500.1	-13	9	244.9	-29	16.3	2	10
Western Europe, Middle East & Africa (2)	1,277.8	-5	6	84.2	-30	6.6	8	10
Asia Pacific	885.6	-1	2	74.2	-28	8.4	3	6
China	353.4	1	-1	20.1	*	5.7	3	32
Total from operations	10,382.8	-3	6	1,181.7	-21	11.4	3	9
Global and other	—	—	—	(163.5)	-7	—	—	—
Total	$10,382.8	-3%	6%	$1,018.2	-24%	9.8%	3%	9%

CATEGORY SALES (US$)

	Consolidated
	% var. vs FY08
Beauty (color cosmetics/fragrances/skin care/personal care)	$7,408.3	-3%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)	1,768.1	-5
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition)	1,108.3	-1

Net sales	$10,284.7	-3%
Other revenue	98.1	-3

Total revenue	$10,382.8	-3%

*	Calculation not meaningful

(1)	North America Active Representative growth benefited from increased ordering opportunities in Canada as a result of a move from a three-week campaign cycle to a two-week campaign cycle beginning in the second quarter of 2008.

(2)	Western Europe, Middle East & Africa Active Representative growth benefited from the acquisition of a distributor in Saudi Arabia during the second quarter of 2009.